Exhibit 3(i) Articles of Incorporation

ARTICLES OF INCORPORATION
OF
EAST COAST DIVERSIFIED CORPORATION
(Pursuant to NRS 78)

Article I.
Name of Corporation: East Coast Diversified Corporation.

Article II.
Resident Agent Name and Street Adress: National Registered Agents, Inc. of NV
1000 East William Street, Suite 204, Carson City, NV 89701

Article III.
Shares: The Corporation is authorized to issue 75,000,000 shares, par value $0.001.

Article IV.
Names, Addresses, Number of Board of Directors: The first Board of Directors shall consist of 3 members whose names and addresses are as follows: (1) Thomas J. Craft, 445 Park Avenue, 9th Floor, New York, NY 10022; (2) Ivo Heiden, 445 Park Avenue, 9th Floor, New York, NY 10022, and (3) Richard Rubin, 445 Park Avenue, 9th Floor, New York, NY 10022.

Article V.
Purpose:

Article VI.
Other Matters: The Corporation shall have the authority to issue 75,000,000 shares consisting of 74,0000,000 shares of common stock, par value $0.001, and 1,000,000 preferred stock, par value $0.001 per share. The Corporation has the authority to establish one or more series of preferred stock and fix relative rights and preferences of any series of preferred stock to be determined by the Board of Directors.

Article VII.
Names, Addresses and Signatures of Incorporators: Richard Rubin, 445 Park Avenue, 9th Floor, New York, NY 10022, and Ivo Heiden, 445 Park Avenue, 9th Floor, New York, NY 10022.

Article VIII.
Certificate of Acceptance of Appointment of Resident Agent: I hereby accept appointment as resident Agent for the above named corporation.
/s/ Lisa Reeves, Assistant Secretary, Date: 7/16/03